EXHIBIT 99.1

For Information

Mark A. Hellerstein

Robert T. Hanley

303-861-8140

ST. MARY ANNOUNCES PENDING MANAGEMENT CHANGE

DENVER – December 16, 2005 – St. Mary Land & Exploration Company (NYSE: SM) today announced that Douglas W. York, Executive Vice-President and Chief Operating Officer (COO), plans to leave the Company during the first quarter of 2006. The Company has commenced a search for his successor, and in order to facilitate a smooth transition, Mr. York will continue in his current role until a mutually suitable time in the first quarter of 2006.

Mr. York has been with the Company nearly 10 years. He served as Vice-President -Acquisitions and Reservoir Engineering from 1996 until September 2003, when he was promoted to Executive Vice-President and Chief Operating Officer.

Mark Hellerstein, Chairman, President and Chief Executive Officer, commented, “Doug has been a large part of St. Mary’s success as well as its culture over the past 10 years. Not only has he made great personal contributions to our success, he has also helped foster our strong regional leadership group. We wish Doug the very best.”

This release contains forward-looking statements within the meaning of securities laws, including plans for future periods. The words “will” and “plans” and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, which may cause actual results to differ materially from results expressed or implied by the forward-looking statements. These risks include such factors as the pending nature of the reported management change and other matters discussed in the “Risk Factors” section of St. Mary’s 2004 Annual Report on Form 10-K filed with the SEC. Although St. Mary may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

PR 05-18

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